Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-261602 and 333-261603) and Form S-8 (No. 333-250142) of Interlink Electronics, Inc., of our report dated March 29, 2022, relating to the consolidated financial statements which appears in this annual report on Form 10-K.

/s/ Macias Gini & O’Connell LLP

Irvine, CA

March 29, 2022